Exhibit 10.16

Rules of the Mereo BioPharma Group

plc Long Term Incentive Plan

Adopted by the board of directors of Mereo BioPharma Group plc on 9 June 2016

Amended by the board of directors of Mereo BioPharma Group plc on 20 March 2018

Expiry date: 9 June 2026

Contents

1	DEFINITIONSAND INTERPRETATION	1

2	GRANTOF AWARDS	3

3	PERFORMANCECONDITION	3

4	RESTRICTIONSON TRANSFER AND BANKRUPTCY	3

5	DIVIDENDEQUIVALENTS	3

6	INDIVIDUALLIMIT	3

7	REDUCTIONOF AWARDS AND CLAWBACK	4

8	VESTINGAND EXERCISE	5

9	TAXATIONAND REGULATORY ISSUES	5

10	CASHEQUIVALENT	5

11	CESSATIONOF EMPLOYMENT	6

12	CORPORATEEVENTS	7

13	ADJUSTMENTS	8

14	AMENDMENTS	9

15	LEGALENTITLEMENT	9

16	GENERAL	9

SCHEDULE		11

1	CASHAWARDS	11

THE MEREO BIOPHARMA GROUP PLC LONG TERM INCENTIVE PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Admission Date”	the day on which the Shares are admitted to the Official List of the UKLA and to trading on AIM;

“AIM”	the Alternative Investment Market of the London Stock Exchange;

“AIM Rules”	the rules of AIM, as amended from time to time;

“Award”	a Conditional Award or a Nil-Cost Option (or a Cash Conditional Award or Cash Option granted under the Schedule to the Plan);

“Board”	subject to rule 12.9, the board of the Company or any duly authorised committee of the board;

“Company”	Mereo BioPharma Group Plc, registered in England and Wales under number 9481161;

“Conditional Award”	a right to acquire Shares in accordance with the rules of the Plan with no Exercise Period;

“Control”	the meaning given by section 995 of the Income Tax Act 2007;

“Dealing Day”	any day on which the London Stock Exchange is open for business;

“Dealing Restrictions”	restrictions imposed by the Company’s share dealing code, the AIM Rules or any applicable laws or regulations which impose restrictions on share dealing;

“Eligible Employee”	an employee (including an executive director) of the Company or any of its Subsidiaries;

“Exercise Period”	the period during which a Nil-Cost Option may be exercised;

“Grant Date”	the date on which an Award is granted;

“Group Member”	the Company, any Subsidiary of the Company, any company which is (within the meaning of section 1159 of the Companies Act 2006) the Company’s holding company or a Subsidiary of the Company’s holding company or, if the Board so determines, any body corporate in relation to which the Company is able to exercise at least 20% of the equity voting rights and “Group” will be construed accordingly;

“Internal Reorganisation”	where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Market Value”	the market value as determined by the Board on the relevant date;

“Nil-Cost Option”	a right to acquire Shares in accordance with the rules of the Plan during an Exercise Period;

“Normal Vesting Date”	the date on which the Board determines, on or prior to the Grant Date that an Award will normally Vest, or to the extent that the Award is subject to a Vesting Schedule, the date determined by the Board on or prior to the Grant Date for the relevant tranche of the Award as set out in the Vesting Schedule;

“Participant”	any person who holds an Award (or, in respect of rules 7.4 and 7.6, any person to whom Shares have been issued or transferred or to whom cash is paid in respect of an Award) or following his death, his personal representatives;

“Performance Condition”	a condition or conditions imposed under rule 3.1 which relates to performance;

“Performance Period”	the period over which a Performance Condition will be measured which, unless the Board determines otherwise, will be at least three years;

“Plan”	the Mereo BioPharma Group Plc Long Term Incentive Plan in its present form or as from time to time amended;

“Share”	a fully paid ordinary share in the capital of the Company;

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006;

“Tax Liability”	any tax or social security contributions liability in connection with an Award for which the Participant is liable and for which any Group Member or former Group Member is obliged to account to any relevant authority;

“Trustee”	the trustee or trustees for the time being of any employee benefit trust, the beneficiaries of which include Eligible Employees;

“UKLA”	the United Kingdom Listing Authority or any successor body;

“Vest”	i) in relation to a Conditional Award, the point at which a Participant becomes entitled to receive the Shares; and

ii) in relation to a Nil-Cost Option, the point at which it becomes capable of exercise,

and “Vesting”, “Vested” and “Vesting Date” will be construed accordingly; and

“Vesting Schedule”	in relation to an Award that is divided into tranches, the series of Normal Vesting Dates on which the Board determines on the Grant Date that those tranches will usually normally Vest.

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa; and

1.2.3	the masculine include the feminine and vice versa.

1.3	Headings do not form part of the Plan.

2	GRANT OF AWARDS

2.1	Subject to rule 2.2, the Board may grant an Award to an Eligible Employee in its discretion subject to the rules of the Plan and upon such additional terms as the Board may determine.

2.2

The grant of an Award will be subject to obtaining any approval or consent required by AIM (or other relevant authority), any Dealing Restrictions and any other applicable laws or regulations (whether in the UK or overseas).

2.3	Awards must be granted by deed and, as soon as reasonably practicable after the Grant Date, Participants must be notified of the terms of their Award, including any Performance Condition.

2.4	No Award may be granted under the Plan after the tenth anniversary of the Admission Date.

3	PERFORMANCE CONDITION

3.1

Unless the Board determines otherwise, the Vesting of Awards will be subject to the satisfaction of a Performance Condition, provided that an Award granted to an executive director of the Company must be subject to the satisfaction of a Performance Condition. Subject to rules 11 and 12, the Performance Condition will be measured over the Performance Period.

3.2

The Board may amend or substitute a Performance Condition if one or more events occur which cause the Board to consider that a substituted or amended Performance Condition would be more appropriate and would not be materially less difficult to satisfy.

4	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

4.1

An Award must not be transferred, assigned, charged or otherwise disposed of in any way (except in the event of the Participant’s death, to his personal representatives) and will lapse immediately on any attempt to do so.

4.2	An Award will lapse immediately if the Participant is declared bankrupt or, if the Participant is outside the UK, any analogous event occurs.

5	DIVIDEND EQUIVALENTS

5.1

The Board may decide at any time prior to the issue or transfer of the Shares in respect of which an Award Vests that the Participant will receive an amount (in cash and/or additional Shares) equal in value to any dividends that would have been paid on those Shares on such terms and over such period (ending no later than the Vesting Date) as the Board may determine. This amount may assume the reinvestment of dividends (on such basis as the Board may determine) and may exclude or include special dividends.

5.2	Any such amount will be payable as soon as reasonably practicable after Vesting or, in the case of a Nil-Cost Option, exercise, of the relevant Award.

6	INDIVIDUAL LIMIT

6.1

No Eligible Employee may be granted Awards which would, at the time they are granted, cause the Market Value of all the Shares subject to Awards granted to that Eligible Employee in respect of a particular financial year of the Company to exceed 300 per cent. of salary, and to the extent any Award exceeds this limit it will be scaled back accordingly.

7	REDUCTION OF AWARDS AND CLAWBACK

7.1

Notwithstanding any other rule of the Plan, this rule 7 applies to any Award and will continue to apply after the termination of a Participant’s office or employment with a Group Member for any reason whether or not the termination is lawful.

7.2	The circumstances in which rules 7.3 and 7.4 may apply are:

7.2.1	a material misstatement of the Company’s accounts;

7.2.2

an error in assessing a Performance Condition applicable to the Award or in the information or assumptions by reference to which the Award Vests, such that the Award Vested to a greater extent than it would have Vested should the circumstances not have occurred; or

7.2.3	fraudulent or material misconduct on the part of the Participant occurring, unless rule 7.5 applies, within the period ending on the second anniversary of the last day of the Performance Period applying to an Award.

7.3

The Board may, in its discretion, determine at any time prior to the earlier of the delivery of cash or Shares comprised in an Award and unless rule 7.5 applies, the second anniversary of the last day of the Performance Period applying to an Award, to:

7.3.1	reduce (including to zero) the number of Shares to which an Award relates; and/or

7.3.2	impose further conditions on an Award.

7.4

The Board may, in its discretion, determine at any time after the delivery of cash or Shares comprised in an Award, and unless rule 7.5 applies, prior to the second anniversary of the last day of the Performance Period applying to an Award, to:

7.4.1	require a Participant to make a cash payment to the Company in respect of some or all of the Shares or cash delivered to him under the Award; and/or

7.4.2	require a Participant to transfer for nil consideration some or all of the Shares delivered to him under the Award and the Board will have the discretion to determine the basis on which the amount of cash or Shares is calculated, including whether and if so to what extent to take account of any tax or social security liability applicable to the Award.

7.5

If the action or conduct of any Participant, Group Member or relevant business unit is under investigation prior to the second anniversary of the last day of the Performance Period applying to an Award pursuant to this rule 7 and such investigation has not yet been concluded by that date, the period referred to in rules 7.2, 7.3 and 7.4 will end on such later date as the Board considers appropriate to allow such investigation to be concluded.

7.6	The Board may decide to:

7.6.1	reduce (including to zero) the number of Shares to which an Award relates;

7.6.2	impose further conditions on an Award; and/or

7.6.3

require a Participant to transfer for nil consideration some or all of the Shares delivered to him under an Award or make a cash payment to the Company in respect of some or all of the Shares delivered to him under an Award to effect the recovery of sums paid or Shares delivered under any provisions similar to this rule 7 which are included in any bonus plan or share plan (other than the Plan) operated by any Group Member and if the Board decides to apply rule 7.6.3, the Board will have the discretion to determine the basis on which the amount of cash or Shares is calculated, including whether and if so to what extent to take account of any tax or social security liability applicable to the Award.

7.7	For the purposes of this rule 7, references to Group Member or a relevant business unit include references to any former Group Member or former business unit.

7.8	If the Board exercises its discretion in accordance with this rule 7, it will confirm this in writing to each Participant and, if necessary, the Trustee.

8	VESTING AND EXERCISE

8.1

As soon as reasonably practicable after the end of any Performance Period relating to an Award, the Board will determine if and to what extent the Performance Condition has been satisfied. To the extent that it has not been satisfied in full, the remainder of the Award will lapse immediately.

8.2	Subject to rules 9.2, 11 and 12, an Award will Vest:

8.2.1	on the Normal Vesting Date; or

8.2.2

if on the Normal Vesting Date (or on any other date on which an Award is due to Vest under rule 11 or 12) a Dealing Restriction applies to the Award, on the date on which such Dealing Restriction lifts; and

a Nil-Cost Option may then be exercised during the period ending on the first anniversary of the date on which it Vested (or such shorter period as the Board may determine on or prior to the Grant Date) in such manner as the Board determines, after which time it will lapse.

8.3

Subject to rules 9 and 10, where a Conditional Award has Vested or a Nil-Cost Option has been exercised, the number of Shares in respect of which the Award has Vested or been exercised together with any additional Shares or cash to which a Participant becomes entitled under rule 5 will be issued, transferred or paid (as applicable) to the Participant as soon as reasonably practicable thereafter.

9	TAXATION AND REGULATORY ISSUES

9.1

A Participant will be responsible for and indemnifies each relevant Group Member and the Trustee against any Tax Liability relating to his Award. Any Group Member and/or the Trustee may withhold an amount equal to such Tax Liability from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability including, without limitation, the sale of sufficient Shares acquired subject to the Award to realise an amount equal to the Tax Liability.

9.2

The Vesting of a Conditional Award, the exercise of a Nil-Cost Option and the issue or transfer of Shares under the Plan will be subject to obtaining any approval or consent required by AIM (or any other relevant authority), any Dealing Restrictions, or any other applicable laws or regulations (whether in the UK or overseas).

10	CASH EQUIVALENT

10.1

Subject to rule 10.2, at any time prior to the date on which Shares in respect of which an Award has Vested or, in the case of a Nil-Cost Option, has been exercised and, in both cases, Shares have been issued or transferred to a Participant, the Board may determine that, in substitution for his right to acquire some or all of the Shares to which his Award relates, the Participant will instead receive a cash sum. The cash sum will be equal to the Market Value of that number of the Shares which would otherwise have been issued or transferred and for these purposes:

10.1.1	in the case of a Conditional Award, Market Value will be determined on the date of Vesting;

10.1.2	in the case of a Nil-Cost Option, Market Value will be determined on the date of exercise; and

10.1.3

in either case the cash sum will be paid to the Participant as soon as reasonably practicable after the Vesting of the Conditional Award or the exercise of the Nil-Cost Option, net of any deductions (including but not limited to any Tax Liability or similar liabilities) as may be required by law.

10.2	The Board may determine that this rule 10 will not apply to an Award or any part of it.

11	CESSATION OF EMPLOYMENT

11.1	If a Participant ceases to hold office or employment with a Group Member for a reason other than one of the reasons set out in rule 12.2, Awards (whether or not Vested) will lapse at that time.

11.2	If a Participant ceases to hold office or employment with a Group Member as a result of:

11.2.1	death;

11.2.2	ill-health, injury or disability evidenced to the satisfaction of the Board;

11.2.3

the Participant’s employing company ceasing to be a Group Member or the transfer of an undertaking or part of an undertaking (in which the Participant is employed) to a person who is not a Group Member; or

11.2.4	any other reason at the Board’s discretion, except where a Participant is summarily dismissed unless the Board determines that an Award will Vest in accordance with rule 11.3, an Award which has not yet Vested as at the date of cessation will continue and, subject to rule 12 Vest, in accordance with rule 11.4 on the Normal Vesting Date.

11.3

If the Board determines that an Award which has not yet Vested at the date of cessation will Vest in accordance with this rule 11.3, it will Vest as soon as reasonably practicable following the date of cessation in accordance with rule 11.4.

11.4	The number of Shares in respect of which the Award Vests pursuant to rule 11.2 or 11.3 will be determined by the Board, taking into account:

11.4.1

the extent to which any Performance Condition has been satisfied at the end of the Performance Period (if rule 11.2 applies) or at the date of cessation of office or employment (if rule 11.3 applies); and

11.4.2	unless the Board determines otherwise, the period of time that has elapsed from the Grant Date to the date of cessation of office or employment,

and to the extent that an Award does not Vest in full, the remainder will lapse immediately. A Nil-Cost Option may, subject to rule 12, be exercised for a period of 12 months (or such other period as the Board may determine) from the date of Vesting, after which time it will lapse.

11.5

If a Participant ceases to hold office or employment with a Group Member for one of the reasons set out in rule 11.2, a Nil-Cost Option which has Vested prior to the date of cessation may, subject to rule 12, be exercised during the remainder of the original Exercise Period, after which time it will lapse.

11.6	For the purposes of the Plan, no person will be treated as ceasing to hold office or employment with a Group Member until that person no longer holds:

11.6.1	an office or employment; or

11.6.2	a right to return to work

with any Group Member.

12	CORPORATE EVENTS

12.1

Where any of the events described in rule 12.3 occur, then subject to rules 12.6 and 12.8, all Awards which have not yet Vested will Vest in accordance with rule 12.2 at the time of such event. Nil-Cost Options (whether Vested pursuant to this rule or otherwise) will be exercisable for one month (or such other period as the Board may determine) from the date of the relevant event, after which time all Nil-Cost Options will lapse.

12.2

An Award will Vest pursuant to rule 12.2 to the extent determined by the Board, taking into account the extent to which any Performance Condition has been satisfied, unless the Board determines otherwise, the period of time from the Grant Date to the date of the relevant event. To the extent that an Award does not Vest, or is not exchanged in accordance with rule 12.6, it will lapse immediately.

12.3	The events referred to in rule 12.1 are:

12.3.1	General offer

If any person (either alone or together with any person acting in concert with him):

(i)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(ii)	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

12.3.2	Scheme of arrangement

A compromise or arrangement in accordance with section 899 of the Companies Act 2006 (or any similar legislation or rules in a jurisdiction outside the United Kingdom) for the purposes of a change of Control of the Company which is sanctioned by the Court.

12.4	Winding-up

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding-up of the Company, the Board will determine:

12.4.1

whether and to what extent Awards which have not yet Vested will Vest, taking into account the extent to which any Performance Condition has been satisfied and, unless the Board determines otherwise, the period of time from the Grant Date to the date of the relevant event; and

12.4.2	the period of time during which any Vested Nil-Cost Option may be exercised, after which time it will lapse.

To the extent that an Award does not Vest it will lapse immediately.

12.5	Other events

If the Company is or may be affected by a demerger, delisting, special dividend or other event which in the opinion of the Board, may affect the current or future value of Shares, the Board will determine:

12.5.1

whether and to what extent Awards which have not yet Vested will Vest, taking into account the extent to which any Performance Condition has been satisfied and, unless the Board determines otherwise, the period of time from the Grant Date to the date of the relevant event; and

12.5.2	the period of time during which any Vested Nil-Cost Option may be exercised, after which time it will lapse.

To the extent that an Award does not Vest it will lapse immediately.

12.6	Exchange - unvested Awards

An unvested Award will not Vest under rule 12.1 but will be exchanged on the terms set out in rule 12.8 to the extent that:

12.6.1	an offer to exchange the Award is made and accepted by a Participant; or

12.6.2	there is an Internal Reorganisation.

12.7	Exchange - Vested Nil-Cost Options

To the extent that there is an Internal Reorganisation, a Vested Nil-Cost Option will be exchanged on the terms set out in rule 12.8.

12.8	Exchange terms

If this rule 12.8 applies, the Award will be released in consideration of the grant of a new award (“New Award”) which, in the opinion of the Board, is equivalent to the Award, but relates to shares in a different company (whether the acquiring company or a different company). Unless the Board determines otherwise, the rules of this Plan will be construed in relation to the New Award as if:

12.8.1	the New Award were an Award granted under the Plan at the same time as the Award;

12.8.2	references to the Company were references to the company whose shares are subject to the New Award; and

12.8.3	references to Shares were references to shares in the company whose shares are subject to the New Award.

12.9	Meaning of Board

Any reference to the Board in this rule 12 means the members of the Board immediately prior to the relevant event.

13	ADJUSTMENTS

13.1	The number of Shares subject to an Award may be adjusted in such manner as the Board determines, in the event of:

13.1.1	any variation of the share capital of the Company; or

13.1.2	a demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Board, affect the current or future value of Shares.

13.2	The Board may also adjust any Performance Condition.

14	AMENDMENTS

14.1	Except as described in this rule 14, the Board may at any time amend the rules of the Plan or the terms of any Award.

14.2	No amendment to the material disadvantage of existing rights of Participants (except in respect of the Performance Condition) will be made under rule 14.1 unless:

14.2.1	every Participant who may be affected by such amendment has been invited to indicate whether or not he approves the amendment; and

14.2.2	the amendment is approved by a majority of those Participants who have so indicated.

14.3	No amendment will be made under this rule 14 if it would prevent the Plan from being an employees’ share scheme in accordance with section 1166 of the Companies Act 2006.

15	LEGAL ENTITLEMENT

15.1	This rule 15 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful.

15.2

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, his participation in the Plan. Participation in the Plan does not create any right to continued employment with a Group Member for any Participant.

15.3

The grant of any Award to a Participant does not create any right for that Participant to be granted any further Awards or to be granted Awards on any particular terms, including the number of Shares to which Awards relate.

15.4	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

15.4.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

15.4.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and

15.4.3	the operation, suspension, termination or amendment of the Plan.

16	GENERAL

16.1

The Plan will terminate upon the date stated in rule 2.4, or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the existing rights of Participants.

16.2

Shares issued or transferred from treasury under the Plan will rank equally in all respects with the Shares then in issue, except that they will not rank for any voting, dividend or other rights attaching to Shares by reference to a record date preceding the date of issue or transfer from treasury.

16.3

By participating in the Plan, Participants resident outside of the European Economic Area consent to the collection, holding, processing and transfer of his personal data by any Group Member or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of Participant records, providing information to future purchasers of the Company or any business in which the Participant works and to the transfer of information about the Participant to a country or territory outside the European Economic Area or elsewhere.

16.4

The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

16.5

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

16.6

No third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan (without prejudice to any right of a third party which exists other than under that Act).

16.7

The rules of the Plan will be governed by and construed in accordance with the laws of England and Wales. Any person referred to in the Plan submits to the exclusive jurisdiction of the Courts of England and Wales.

SCHEDULE

1	CASH AWARDS

The rules of the Mereo BioPharma Group Plc Long Term Incentive Plan will apply to a right to receive a cash sum granted under this Schedule as if it was either a Conditional Award (a “Cash Conditional Award”) or a Nil-Cost Option

(a “Cash Option”), except as set out in this Schedule. Where there is any conflict between the rules of the Plan and this Schedule, the terms of this Schedule will prevail.

1.1	Each Cash Conditional Award or Cash Option will relate to a certain number of notional Shares.

1.2

On the Vesting of a Cash Conditional Award or the exercise of a Cash Option the Participant will be entitled to receive a cash sum, calculated by reference to the value of the number of notional Shares to which the Cash Conditional Award or the Cash Option relates, on the following basis:

1.2.1	in the case of a Cash Conditional Award the cash sum will be equal to the Market Value of the notional Shares to which the Cash Conditional Award relates on the date of Vesting; and

1.2.2	in the case of a Cash Option the cash sum will be equal to the Market Value of the notional Shares to which the Cash Option relates on the date of exercise.

1.3

The cash sum payable under paragraph 1.2 above will be paid to the Participant as soon as reasonably practicable after the Vesting of the Cash Conditional Award or the exercise of the Cash Option, net of any deductions (including, but not limited to, any Tax Liability or similar liabilities) as may be required by law.

1.4	For the avoidance of doubt, a Cash Conditional Award or Cash Option will not confer any right on the holder to receive Shares or any interest in Shares.